EXHIBIT 2.1(b)

AMENDMENT TO ASSET PURCHASE AGREEMENT

This AMENDMENT TO THE ASSET PURCHASE AGREEMENT (this “Amendment”) dated as of September 26, 2016, is by and among SeaSpine Holdings Corporation, a Delaware corporation (“Buyer”), N.L.T Spine Ltd., a company organized under the laws of the State of Israel (“Seller Parent”) and NLT Spine, Inc., a Delaware corporation (“Seller Subsidiary”; Seller Parent and Seller Subsidiary are collectively referred to herein as “Seller” and a reference to “Seller” herein shall include within it a reference to each of Seller Parent and Seller Subsidiary).

WHEREAS, Buyer and Seller entered into that certain Asset Purchase Agreement dated August 17, 2016 (the “Purchase Agreement”).

WHEREAS, capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

WHEREAS, the Purchase Agreement contemplates that the Buyer and Seller shall enter into the Transition Services Agreement as of the Initial Closing Date with such Transition Services Agreement to become effective as of the Shares Issuance Date.
WHEREAS, each of Buyer and Seller have determined it to be in their respective best interests to amend certain provisions of the Purchase Agreement as set forth herein to provide that the Transition Services Agreement become effective as of the Initial Closing Date.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyers, the Company and Seller agree as follows:

SECTION 1.    Amendments to Purchase Agreement.
1.1    The Purchase Agreement is hereby amended by deleting the definition of “Assignment and Assumption Agreement” from Section 1.1 thereof and by deleting all other references to such term in the Purchase Agreement.
1.2    Section 1.1. of the Purchase Agreement is hereby amended by deleting the definition of “Transition Services Agreement” set forth in such Section 1.1 in its entirety and replacing it with the following:
““Transition Services Agreement” means that certain Transition Services Agreement dated as of the Initial Closing Date (and to become effective as of the Initial Closing Date), by and between Buyer and Seller, in substantially the form attached hereto as Exhibit E.”

1.3    Section 2.4(b) of the Purchase Agreement is hereby amended by deleting the semicolon (;) immediately following sub-clause “(viii)” thereof and adding the following sub-clause “(ix)” immediately following such sub-clause “(viii)”:
“, (ix) the Transition Services Agreement shall not have been terminated prior thereto (other than by Buyer);”
1.4    Section 3.1(b) of the Purchase Agreement is hereby amended by deleting the parenthetical phrase “(after the Shares Issuance Date)” in each instance in such Section 3.1(b) and replacing such parenthetical phrase with “(after the effective date thereof as set forth therein)” in each instance.
1.5    Section 6.7 of the Purchase Agreement is hereby amended by deleting the first sentence of such Section 6.7 and replacing such first sentence in its entirety with the following two sentences:
“During the period from the effective date of the Transition Services Agreement and continuing until the earlier of the termination of this Agreement or the Subsequent Closing Date, Seller agrees to perform its obligations under the Transition Services Agreement. During the period from the Shares Issuance Date and continuing until the earlier of the termination of this Agreement or the Subsequent Closing Date, Seller agrees to pay its debts and Taxes when due, to pay or perform other obligations when due, and use reasonable best efforts, in cooperation with Buyer, to preserve intact the Medial Device Intellectual Property, all with the goal of preserving unimpaired the Purchased Assets that are Remaining Assets, including the Medical Device Intellectual Property, at the Subsequent Closing Date.”
SECTION 2.    Effect on Purchase Agreement. Other than as specifically set forth herein, all other terms and provisions of the Purchase Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.
SECTION 3.    Execution in Counterparts. This Amendment may be executed in one or more counterparts, including facsimile counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.
SECTION 4.    Governing Law; Resolution of Conflicts; Arbitration.
4.1    This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York (USA), without regard applicable principles of conflicts of law, except that the arbitration clause in Section 4.2 hereof and any arbitration hereunder shall be governed by the Arbitration Rules of the United Nations Commission on International Trade Law (“UNCITRAL Arbitration Rules”).

4.2    Any controversy or claim arising out of or relating to this Amendment, or the breach thereof, including the determination of the scope of the agreement to arbitrate, shall be finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules applicable at the time of submission of the dispute to arbitration. The American Arbitration Association (the “AAA”) shall be the appointing authority and shall appoint a panel of three (3) arbitrators. The arbitration case, including the appointment of arbitrators, shall be administered by the AAA in accordance with its “Procedures for Cases Under the UNCITRAL Arbitration Rules.” The place of the arbitration shall be New York, New York (USA), and the exclusive language to be used for the arbitral proceedings shall be English. Judgment upon any award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators are authorized to include in their award an allocation to any party of such costs and expenses, including attorneys’ fees, as the arbitrators shall deem reasonable. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority. Nothing in this Amendment shall prevent any party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.
SECTION 5.    Entire Agreement. This Amendment, together with the Purchase Agreement, contains the entire understanding of the parties hereto with regard to the subject matter contained herein and supersede all prior agreements or understandings, oral or written, between or among any of the parties hereto with regard to the subject matter contained herein.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first above written.

BUYER:
SEASPINE HOLDINGS CORPORATION

By:	/s/ Keith Valentine
Name:	Keith Valentine
Title:	CEO

SELLER PARENT:
N.L.T SPINE LTD.

By:	/s/ Eli Gendler	/s/ Didier Toubia
Name:	Eli Gendler	Dider Toubia
Title:	CFO	CEO

SELLER SUBSIDIARY:
NLT SPINE, INC.

By:	/s/ Eli Gendler	/s/ Didier Toubia
Name:	Eli Gendler	Dider Toubia
Title:	CFO	CEO

[AMENDMENT TO ASSET PURCHASE AGREEMENT]